EXHIBIT (a)(1)

                                 AGREEMENT

THIS AGREEMENT is made this ____ day of _________________, 1996, by and between DOUGHTIE'S FOODS, INC., hereinafter referred to as "COMPANY" and the BAKERY, CONFECTIONERY, AND TOBACCO WORKER'S INTERNATIONAL UNION, Local No. 66, affiliated with the BAKERY, CONFECTIONERY AND TOBACCO WORKER'S INTERNATIONAL UNION, AFL-CIO hereinafter referred to as "UNION".

                                 WITNESSETH

That for the purpose of mutual understanding and in order that a harmonious relationship may exist between the Company and the Union to the end that continuous and efficient service will be rendered to and by both parties for the benefit of both, it is hereby agreed that:

Article I.                   RECOGNITIONS & UNION SECURITY

Section 1. - Recognition

     The Company recognizes the Union as the exclusive representative for the purpose of collective bargaining with respect to rates of pay, hours of employment of the employees and other conditions of employment in the classifications listed in Appendix A, attached hereto, located in its Portsmouth, Virginia plant.

Section 2. - Discrimination

     Both of the parties to this Agreement agree that they will not discriminate against any employee or prospective employee because of his/her age, sex, religion, national origin or Union affiliation.

Section 3. - Plant  Visitations

     The business representative of the Union, bearing credentials from the Union, shall be allowed in the plant for the purpose of conducting Union business during working hours at such reasonable times as are determined by the plant superintendent provided that there shall be no interference with work.

Section 4. - Union Initiation Fees and Dues

     The Company will deduct from the pay of the employees covered by this agreement, who authorize it to do so, Union initiation fees and monthly dues during the time of this agreement, and any extension thereof, unless and until any such authority is revoked, in writing, by the employee who has authorized such deduction. It is further agreed that, in the event Union ceases to be the representative of the employees, all authorization for the said deductions shall be considered revoked, canceled and ineffective for any and all purposes. The Company shall be required to deduct Union fees and dues which it is authorized to deduct, as hereinabove provided, only on the first pay day of each month and the company shall not be required to deduct dues in excess of the current monthly dues and delinquent dues for two months. The Company agrees to remit once each month the total amount of fees and dues collected as hereinabove provided to such official as
Union may designate. The Company shall not be required to accept any authorization for such deductions unless such authorization is in the following form:

                             "ASSIGNMENT OF UNION DUES"

                                           Date

     I,  _________________________,  an employee  of  __________________________
hereby authorize said Company to deduct from my wages the sum of $____________ for initiation fee and each month thereafter my Union membership dues in accordance with the by-laws of the Bakery, Confectionery, and Tobacco Worker's International Union, Local No. 66, AFL-CIO, of which I am a member. I further authorize the amount so deducted to be turned over each month to the Financial Secretary of said Union.

     This authorization and assignment shall be effective until the anniversary date of the current Labor Agreement between the Company and the Union, or for one year from the date hereof, whichever period shall be shorter. Upon failure to give the Bakery, Confectionery and Tobacco Worker's International Union, Local No. 66, and my employer written notice within ten (10) days before the anniversary date, that I do not want to renew this assignment, then this agreement shall continue in force and effect and automatically renew itself for a period of one year and from year to year thereafter, until such notice is given.

Given under my hand and seal this ____ day of _______________, ________.

                                                                 (SEAL)

Section 5. - Shop Steward

     The union may appoint or elect members of this local to act as shop stewards, whose duty it shall be to see that this agreement is not broken by either the Company or the Union.

     The shop steward or business representative of the Union will at all times, upon request, have the right to take up any questions with management, with or without the employee involved. This will be done at a time mutually agreed by both parties.

Section 6. - Joint Literacy Clause

     The Company and the Union shall appoint a joint committee, which shall meet over the life of the agreement to develop joint approaches to promoting "work place literacy." The committee shall attempt to determine the extent to which the employees need to improve their reading and written communication skills and the extent to which instruction in the English language is needed. The committee shall also compile an estimate of what resources are needed to establish this program which will meet the needs of the employees and the company.

     If the parties agree to establish such programs it is understood that the program will be funded by the company, and will include union participation in course design and content.

     If an employee is taken off the job to participate in planning meetings, it is further agreed that the Company will pay the union members of the joint committee at their regular straight time spent at the meeting.

Section 7. - Technology Clause

     The Company agrees to provide the training and retraining necessary for present employees to acquire the necessary skills to perform work on new equipment, including any newly created jobs, or to perform other work to which they might be reassigned or transferred. The Company will notify the department shop steward of these changes or job openings as they occur.

Section 8. - Orientation Clause

     Upon hiring new employees, the Company agrees to introduce new employee to department union steward.

 Article II.                 MANAGEMENT RIGHTS

     Union recognizes that, subject to the express provisions of this agreement, the supervision, management and control of the Company's business operations, working forces and premises are exclusively vested in the Company. Without limiting the generality of the foregoing, Union recognizes that, subject to the express provisions of this Agreement, the following rights are vested exclusively in management: to plan, direct and control the Company's business, operation location, methods and working force; to hire, suspend, assign, promote, demote, transfer or lay-off employees and to discipline or discharge employees for just cause; to determine reasonable standards of performance; to introduce or discontinue any operation; and to require employees to observe the Company's rules and regulations not inconsistent with this Agreement.

Article III.                 SENIORITY

Section 1. - Probationary Period

     During the first forty-five (45) days of employment, a new employee shall be on a trial basis, shall not acquire seniority rights, and may be discharged at the discretion of the Company. Probationary employees will be supplied with temporary foot covering during this period in processing areas only.

Section 2. - Application of Seniority

     In the matter of filling a job vacancy or in making lay-offs, and recalls, the ordinary rules of seniority and fitness for the work shall apply.

     All employees have seniority rights in all departments.

     Any employee's seniority shall be broken if he:

     1.  Quits.
     2.  Is discharged.
     3. Is absent on any three (3) days without notice or excuse mutually agreeable to employer and employee.
     4. Fails to report after a lay-off within seven (7) calendar days after the Company sends to the last address known to the Company a written notification to return to work.
     5. Has been out of employment by the Company for a period of six (6) months.
     6.  Has been out of bargaining unit for 91 days.
     7. When two (2) or more employees are hired on the same day, the Company shall determine their relative seniority.

Section 3. - Job Vacancies

     When new jobs are created or vacancies occur, notice of the availability of such job shall be posted for a period of seventy-two (72) hours (excluding Saturday and Sunday hours) for bids. In the event that an eligible bidder is on vacation during such seventy-two (72) hour period and the job is awarded to another employee, the vacationing employee shall have the right to bid on such jobs within forty-eight (48) hours of his/her returning from vacation. If the employee returning from vacation is the ultimately successful candidate, the previously selected employee shall be returned to his/her previous position at his/her prior rate of pay for such previous position.

     The Company will move the transferred employee to the new position within 30 calendar days with the exception of special circumstances. Under no circumstances will the move not be made within 90 days without mutual agreement between the Company and the employee. The employee chosen for the job shall be given a fifteen (15) working day training period at the end of which if he/she has not done the work satisfactorily, which determination shall be made solely by the Company, he shall be returned to his/her old job at his/her former rate of pay. If the training employee's job performance jeopardizes safety, equipment, or business the employee shall be immediately removed from the new position and returned to their old job.

     In the event of a vacancy occurring for a truck driver job, the successful bidder must have a Department of Motor Vehicle driving record acceptable by the Company, must pass a written examination for drivers, and also successfully be certified in a road test as possessing sufficient driving skill to operate safely the type of commercial motor vehicle used by the Company. (No unqualified employees will be required to operate a motor vehicle.). All other provisions set forth in the previous paragraph shall be applicable. Truck drivers must have a Department of Motor Vehicles driving record acceptable by the Company, and have a Commercial Drivers License.

Section 4. - Job Transfers

     Job transfers between any classification will be authorized. Employees may not transfer into another department until after they have been employed one year. Employees with a disciplinary suspension on file within the last 180 days on the job will not be permitted to transfer. When an employee does transfer from one department to another, they will not be permitted to transfer again for one year unless management initiates the transfer. If the senior person that has signed the job posting is disqualified for reasons above, the next senior person will be selected. If none of the employees signing the job posting is qualified, the position will be posted one additional time before the Company hires from outside the Company.

Section 5. - Extra Work (Does not apply to the continuation of regular shift work).

     Extra work shall go to the employee with the most seniority in the employee's respective division (manufacturing or distribution) as long as this employee is qualified to perform the necessary job (which qualification will be determined by management). If no senior employee desires the extra work, the least senior employee is required to work. This does not apply to the continuation of regular shift work.

Section 6. - Lay-off

     Lay-offs; with the exception of drivers, will be accomplished by seniority. Probationary employees shall be laid off first. If further layoffs are necessary, the last person hired shall be the first laid off. In the event of recall, employees shall be recalled in the reverse order of layoff subject to the same condition.

     Truck Driver lay-offs; The driver with the least seniority will be the driver who will be laid off. If this driver has the lowest seniority in the Division, he will be on lay-off status. If this driver is not the lowest senior employee, this driver will be transferred to the lowest senior employee's job in their division. At that point the lowest senior person will go on lay-off status.

Article IV.                  HOURS OF WORK & OVERTIME

Section 1. - Workweek

A. The regular workweek shall begin at 12:01 a.m. on Sunday and conclude at 12:00 p.m. midnight Friday and employees must report to work at any time requested by the Company and any employee required to work in excess of eight
(8) hours in any day or forty (40) hours in any workweek shall be paid overtime as provided in this Agreement. All work performed on Saturday shall be paid at the rate of time and one- half (1 1/2).

B. It is agreed that six (6) minutes per day is a reasonable time for clocking in before and after work which is to be paid to each employee in the manufacturing plant at their regular hourly rate and that such time is to be considered as work time for all purposes under this agreement.

Section 2. - Posting of Work Schedule

     Schedules should be posted on Wednesday of each week and in no case later than Thursday, showing the work days and hours of each employee for the workweek Sunday through Saturday. Every effort shall be made to adhere to this schedule as closely as possible but both parties should understand that some variable may occur due to the nature of the business.

Section 3. - Daily Guarantee and Call In

A. Each regular employee who reports for work upon request by management, shall be guaranteed not less than thirty-six (36) hours per week, provided they do whatever work is assigned to him or her. When a holiday occurs in a workweek, each employee shall be guaranteed not less than twenty-eight (28) hours work per week.

     Such guarantee is contingent upon there being no emergency condition beyond the Company's control, which prevents or interferes with the normal operation of the business.

B. Whenever any truck driver is scheduled to report to work and does report at the time specified, such employee shall be guaranteed two (2) hours pay, provided that said employee remains on the job until released by the dispatcher. This two (2) hour pay will include the time while waiting for the dispatcher's release.

     Drivers with higher seniority who come to work and find their route has been cut, can bump the driver with less seniority, only if the senior driver can perform the route within 1 1/2 hours of Roadnet time.

Section 4. - Overtime

A. Rate of Pay. Each employee shall be paid for all work performed in excess of eight (8) hours a day or forty (40) hours in a regular workweek at the rate of one and one-half (1 1/2) times his regular straight time hourly rate, whichever is greater but not both.

B. No Pyramiding of Overtime. Time and one-half (1 1/2) shall be paid on the weekly or daily basis, whichever is greater, but in no case both. In other words, any hours for which overtime is payable on a daily basis shall be set aside or excluded in determining the amount of overtime on a weekly basis.

C. Rest Period Overtime. Each employee is entitled to an unbroken rest period of at least twelve (12) hours between shifts, and any employee, except for truck drivers, requested to work during his/her twelve (12) hour rest period shall be paid for such work at the rate of one and one- half (1 1/2) times his/her regular straight time hourly rate provided they do whatever work is assigned to them. Truck drivers should have at least an eight (8) hour rest period between shifts. No disciplinary action may be taken against a truck driver unless he/she has had his or her eight (8) hours rest period.

D. Offsetting of Overtime. No employee shall be given time off for the purpose of offsetting overtime.

Section 5. - Incentive Programs

     The Union has agreed to allow the Company to initiate, install and operate incentive programs which will allow employees to earn extra dollars over their regular pay.

Article V.                  REST AND LUNCH PERIODS

Section 1. - Rest Periods
A. Each employee shall be given a fifteen (15) minute paid rest period during the third (3rd) hour of work and a fifteen (15) minute paid rest period during the seventh (7th) hour of work. An unpaid lunch period of thirty (30) minutes shall be given after the fourth (4th) hour of work and be completed by the end of five and one-half (5 1/2) hours of work. If any employee is required to work ten (10) or more hours in one day, an additional fifteen (15) minute period of rest shall be given such employee at the end of the tenth (10th) hour.

B. When a driver is required to work in excess of ten (10) hours in any one day, the Company shall provide a $3.75 supper allowance to said employee. In the event of an emergency arising due to mechanical or tire failure beyond the driver's control which necessitates a delay beyond twelve (12) hours, the driver affected shall receive an additional $1.25 supper allowance.

Section 2. - Physical Relief

     Necessary physical relief will be granted within reason without discrimination of any source. Physical relief is defined as bladder, or intestinal relief. Freezer and Seafood Department workers will be permitted to come out of the freezer/cooler to get warm.

Section 3. - Drinking Water

     Cool drinking water is to be available at all times for the employees in their working areas.

Section 4. - Lunch Periods

     A thirty (30) minute period shall be allowed for lunch each day, and such lunch period shall be excluded from the working hours. In an emergency, which shall be determined solely by the Company, the Company may schedule a sixty (60) minute lunch period all of which time shall be excluded from working hours.

     All employees, with the exception of drivers on the road, will be required to punch out and in for their lunch period.

 Article VI.                 WAGES & CLASSIFICATIONS

     The classifications and rate of pay are set forth in Appendix A, which is attached hereto and made a part hereof.

Article VII.                 HOLIDAY

Section 1. - Holidays

Each employee shall receive the following holidays with eight (8) hours pay:

     New Years Day            Thanksgiving Day
     Memorial Day             Christmas Eve *
     July 4th                 Christmas Day
     Labor Day                Martin Luther King's Birthday

     Those employees who work on a holiday shall observe a work holiday within ninety (90) days of such holiday. The exact day shall be mutually agreed upon by the Company and employee. If an employee is denied the day off that is requested to be taken as a result of having worked a holiday, they will be given an additional 30 day period to take the day off. The employee must complete and turn in to their supervisor a written extension request form which will be provided by Management.

     * All hours worked Christmas Eve shall be paid at the regular straight time rates pursuant to Paragraph A, Section 4, Article IV.

     In addition to the above holidays an employee shall receive one personal holiday of his/her choosing as long as fourteen (14) days notice is given to management. This holiday cannot conflict with another employee's personal holiday or the three holiday weeks set aside as "no vacation weeks" by management.

     The company reserves the right to declare by department (Manufacturing Department, or Distribution Department) a holiday and close the department to celebrate the "personal holiday."

Section 2. - Qualifications of Holiday Pay

A. In order to receive pay for any such holiday, the employee must have been in the employ of the Company for at least thirty (30) days and worked his/her regular scheduled work day preceding and his her regular scheduled work day next following such holiday. In the event that an employee is unable to complete his/her regular scheduled work day preceding, immediately following, or the day of the holiday, he/she shall receive a pro-rata amount of holiday pay in direct proportion to the hours worked on either day, provided that such employee is excused by his/her supervisor.

B. If an employee is required to work on a holiday, except Christmas Eve Day, he/she shall receive one and one-half (1 1/2) times his/her regular straight time hourly rate for all hours worked on such holiday in addition to his/her holiday pay. An employee who is scheduled to work on any holiday and does not work shall receive no pay for such holiday.

C. If an employee is absent on any such regular scheduled work day due to a bona-fide excuse or sickness that can be legitimately documented prior to or after a holiday, or on the actual holiday that said employee is scheduled to work, they shall receive their holiday pay provided they have performed work within the two (2) week period prior to the holiday week or during the holiday work week itself. In the event that a dispute arises over the legitimacy of documentation, the Company and the Union agree that it shall be resolved by use of the first two (2) steps of the grievance procedures.

D. If an employee works on a holiday, the hourly rate of the holiday shall equal the pay of the job the employee is doing on that day.

Article VIII.                VACATIONS
Section 1.
     Regular employees who work not less than 1600 hours in their anniversary year shall be entitled to vacation with pay, as follows:

     One week................................ after one year of employment
     Two weeks............................... after three years of employment
     Three weeks............................. after eight years of employment

     Four weeks.............................. after twelve years of employment
     Five weeks.............................. after eighteen years of employment

     Regular part-time employees are employees regularly scheduled to work at least three (3) six (6) hour work days a week. The yearly minimum work requirement of a part-time employee for vacation shall be 750 hours and after one (1) year of employment, part-time employees who qualify shall be given a pro-rated vacation based on the above schedule for regular employees.

     No employee, either regular or part-time, shall be entitled to a vacation until he/she has been on the active payroll for period of one (1) year.

     A regular employee or a regular part-time employee, who due to illness, injury, or pregnancy leave, works less than the time above required for a vacation, shall be entitled to a pro-rated vacation and pay therefore, based upon actual number of hours worked during the above required length of service for a vacation.

Section 2.

     Vacation pay for regular employees shall be forty (40) times the employee's regular straight time hourly rate for each week of vacation.

     In order to receive such vacation pay, an employee must leave work for the applicable vacation period.

Section 3.

     If an employee has earned a two (2) or more weeks vacation, he/she may take his/her weeks consecutively. The vacation period shall be between January 1st and December 31st. The vacation schedule for the ensuing year shall be posted during the entire month of January and each employee shall select his/her vacation time therefrom for the ensuing year in accordance with their seniority. The highest seniority employees must select during the first fifteen days so as to allow the lesser seniority employee ample opportunity to plan their vacation schedules. When the vacation list has been approved by the Company, no changes will be made, except by mutual agreement and under no circumstances may a seniority employee "bump" a lesser senior employee.

     Whenever a holiday listed in Article VIII, Section 1, falls within an employee's vacation period, the employee shall receive an extra day's pay in addition to his/her vacation pay if its is mutually agreeable to both the Company and the Union.

     Because of peak demand in our business, the week before each of the following holidays will not be available to employees who work in the Distribution positions. These holiday weeks are Memorial Day, 4th of July and Labor Day. The week that the holiday is celebrated will be availabe.

Section 4.

     Each employee shall receive his/her vacation pay immediately before his/her vacation starts.

Section 5.

     Any employee whose service is terminated after his/her first service anniversary shall, unless he/she was discharged for dishonesty, be entitled to vacation pay in accordance with the following schedule:

     Completed Months of Service
     Since Last Service Anniversary                Vacation Pay

     Less than six (6) months.............................................None
     Six (6) months...................................................... 6/12
     Seven (7) months.................................................... 7/12
     Eight (8) months.................................................... 8/12
     Nine (9) months..................................................... 9/12
     Ten (10) months.................................................... 10/12
     Twelve (12)months...................................................11/12

     If an employee has been granted a vacation prior to the end of the anniversary year which entitled him to such vacation and fails to complete the year of service required for such vacation, he/she shall refund the Company the difference between the vacation pay he/she received and the pro-rated amount he/she would have been paid by reason of his/her service having terminated prior to the end of his/her anniversary year.

Article IX.                  LEAVES OF ABSENCE

Section 1. - Military Leaves

     Company and Union agree to abide by the terms of the Selective Service and Training Acts, as amended from time to time, or any other applicable law.

Section 2. - Family and Medical Leave

     The Company agrees to comply with all federal regulations pertaining to the 1978 Amendments to the Civil Rights Act of 1964 with reference to pregnancy discrimination and as well as the Family and Medical Leave Act.

Section 3. - Union Business Leave

     The Company agrees, if reasonably possible, to give time off without pay, to any official of the Union who may have any Union business to which he/she has to attend at that time. Additionally, in the event that Union shall select an employee as Business Representative, the Company agrees to let him/her leave its employ with the understanding that he/she may return to work at any time with standing and seniority comparable to that which he/she enjoyed at the time he/she left.

Section 4. - Funeral Leave

     It is agreed, in the event of a death in the immediate family, the employee shall be granted three (3) days to attend the funeral. If any of these three (3) days are working days, the employee shall suffer no loss in pay. The requirements for the funeral leave period shall begin on the first full day of absence following death and end on the day of the funeral. If in the opinion of management, travel considerations in attending a funeral are involved, up to two
(2) calendar days
immediately following the funeral may be considered as part the funeral leave period. The term "immediate family" shall mean: Father, Mother, Son, Daughter, Brother, Sister, Husband, Wife, Father-in-law, Mother-in-law, Daughter-in-law, Sonin-law, Grandparents, and Grandchildren. Proof of death and relationship of deceased is necessary before funeral leave will be paid.

Section 5. - Jury Duty

     Any full time employee who has been in the continuous employee of the Company for three (3) months or more, and who is required to serve as a juror shall be paid eight (8) hours daily at his or her regular straight time hourly rate (excluding premiums or overtime) less such amount of compensation allowed by the courts for his or her service, subject to the following conditions:

A. If on the day the employees serve on the jury they also work for the Company, they shall receive no extra compensation: if they work their regular gang time. In no event shall such difference payments exceed fifteen (15) work days in one
(1) year because of required jury duty.

B. No difference payments for jury duty shall be paid to employees who fail to report for work and work the hours on any scheduled work day on which their service is not required in court.

C. Employees who have received an official summons to serve as jurors shall give notice and proof of such summons to their foreman a reasonable time in advance of the date on which they are to serve.

D. At the end of the employee's service as juror, the employee shall obtain from the Clerk of the Court statements showing the time served and the amount paid to them as compensation for their services as jurors and shall promptly submit such statements to the Time Office.

Article X.                   HEALTH AND WELFARE

Section 1. - General

     The Company agrees to maintain the following Group Insurance Plan during the term of this agreement. This does not cover any work related accidents that are covered by Workers Compensation.

Schedule of Benefits:
A.   Death Benefit...................................................$5,000.00
     Accidental Death and Dismemberment..............................$5,000.00
     Weekly Accident and Sickness Benefit........................up to $150.00
     (Maximum of thirteen (13) weeks)
     a. Equal to 66 2/3 percent of an employees straight time hourly wages with maximum of $150.00 per week.
     b. Benefits shall begin on the first day of an accident and the fourth day of an illness.

B. Hospital/medical, dental and prescription drug coverage shall be available to employees at their option as provided under the terms and conditions stated in Trigon Group Policy Number 41436A. Premiums for employee and dependent coverage shall be paid by employees as provided in the attached Schedule A. Premiums for dependent and employee coverage shall be increased to cover the increased cost over and above the present coverage.

Section 2. - Employee Compliance

     Employees shall comply with all regulations of the Company insurance carrier in regard to all benefits provided in this article.

Section 3. - Employee Qualification

     The Company agrees to reopen negotiations if a new hospitalization program is adopted by the Company.

     Any new employee shall qualify for such benefits upon the completion of ninety (90) days continuous full-time service.

Article XI.                  GENERAL PROVISIONS

Section 1. - Bulletin Boards

     Enclosed bulletin boards shall be provided by the Company for official business. Other bulletin boards will be available for social notices. A signed copy of this agreement shall be posted on such.

Section 2. - Medical Examinations

     The Company agrees to pay for any doctor's examination which may be necessary obtain employment in the plant.

Section 3. - Uniforms

     The Company agrees to furnish all uniforms, coats, aprons, hats and hair nets necessary for the employee's use, without charge. It is specifically agreed that the Company will launder all uniforms, coats, and aprons used in the Manufacturing Plant. It is understood that the truck drivers shall contribute $2.50 per week to the laundering fee for the uniforms provided by the Company. The Company further agrees to furnish boots to production employees whose jobs necessitate wearing them.

Section 4. - Back Safety Support
     The union has requested that back safety belts be worn by union employees when performing tasks that involve lifting. The company has agreed to purchase safety belts and split cost 50% with any employee wishing to wear such belt. The employee will initiate such request to obtain a belt with their supervisor.

    The employee who receives such belt must adhere to the following procedures:
     a.  The belt must be brought to work daily.
     b.  The belt must be worn during the lifting portion  of the job.
     c. Employees who fail to wear the safety belt will be written a "warning letter." On the third such "warning letter" the belt will become the sole property of the employee and 50% of the cost of the belt will be deducted from employee's payroll. The employee will at that time be released from the mandatory wearing of the belt.
     d. The manufacturers's warranty will determine the frequency of Company participation.
     e. Management may deny continued participation in the program if it determines that the belts create a health or safety problem.

Section 5. - Work by Supervisory Employees

     No Supervisor shall perform any of the duties of any employee coming under the jurisdiction of this Agreement except in the case of an emergency. It is agreed that without limitation to other emergencies that may occur the following conditions shall be deemed to be emergencies when:

     1)  A scheduled employee fails to report to, or perform his/her work.
     2) It is necessary for the supervisor to instruct an employee in how to perform his/her work.
     3) During his/her scheduled work hours an employee becomes unable to perform his/her work by reason of physical disability.

Section 6. - Sickness

     When an employee is sick, they must call in daily as soon as possible or at least by 30 minutes prior to the scheduled work hour. Any employee who is out sick for a period not exceeding two (2) days may return to work without a doctor's permit. If such em-ployee is out sick three (3) days or more a doctor's permit will be required before he/she can return to work.

Section 7. - Rules and Regulations

     Both the Company and Union agree to the necessity of Rules and Regulation governing the day-to-day operations of the business. Such rules and regulations have been in effect since May 28, 1973. A Copy of these rules and regulations are attached to this Agreement and are so noted as Exhibit A.

Article XII.                 NO STRIKE, NO LOCKOUT

Section 1. - General

     The Company and the Union agree on the need of their service to the public with out interruption. Both recognize the objective as necessary to the security of the Company and its people. Both, therefore, specifically pledge themselves to help assure that security by using the procedures agreed upon between them for the adjustment of disputes and grievances in all cases where there is any difference of opinion concerning the rights of either party under this contract, or the interpretation or application of any provision of it.

Section 2. - No Strike, No Lockout

     The Union agrees that there will be no strike, slow down, or other interference with work by any or all of the employees during the life of this Agreement. The company agrees that no lockout against any or all of the employees shall take place during the life of this Agreement.

Section 3. - Discipline and Union Duties.

     In the event of a walkout in violation of the above provision, any employee found guilty of instigating, fomenting, actively supporting or condoning such illegitimate strike shall be subject to discipline, including discharge. Union agrees that all possible steps will be taken to preclude or to terminate as soon as possible all strikes or contemplated strikes in violation of this Agreement.

Article XIII.                GRIEVANCE AND ARBITRATION

Section 1.

     In the event that a dispute arises at any time over wages, hours, working conditions or any other aspect of this Agreement, such dispute shall be handled first by the employee with the complaint and the shop steward presenting the grievance to the shift supervisor within five (5) working days of the occurrence upon which the grievance is based, and they shall attempt to settle the grievance within five (5) working days of its presentation.

Section 2.

     In the event that the grievance is not settled within five (5) working days of its presentation in Step One, within five (5) working days following such five (5) day period of Step One, the employee and the shop steward shall present the grievance to the shift supervisor and a member of management and they shall attempt to settle the grievance within five (5) working days of its presentation.

Section 3.

     If the grievance is not settled within five (5) working days of its presentation in Step Two, within five (5) working days following such five (5) day period in Step Two, the Union shall reduce the grievance to writing and the local union business agent shall present the same to the plant manager who shall meet and attempt to settle the grievance within fifteen (15) working days of its presentation.

Section 4.
     If the parties in Step Three are unable to arrive at a settlement of a grievance within fifteen (15) working days of its presentation, either party thereto may, as a final resort, submit the matters to an arbitrator selected pursuant to the rules of the Federal Mediation and Conciliation Service, provided notice of such intention is given in writing by the initiating party within fifteen (15) working days after receiving the answer in Step Three.

Section 5.

     If the parties are unable to agree upon the selection of an arbitrator within ten (10) days of the notice required in Step Four above, then the party shall alternately strike two (2) names from such list, with the complaining party having the privilege to make the first strike, and the remaining name shall be the arbitrator.

Section 6.

     It is expressly agreed and understood that no employee shall have the right to compel the arbitration of his grievance without the written consent of the Union.

Section 7.

     The decision or award for the arbitrator shall be final and binding of both parties.

Section 8.

     The Company and the Union shall each pay their own costs incurred in connection with the arbitration. The expense of the neutral arbitration shall be shared equally between them.

Article XIV.                 SCOPE & APPLICATION OF THIS AGREEMENT

Section 1. - General

     This agreement incorporates the full and complete understanding of the parties pertaining to the regulation of minimum wages and hours of employment of all the production and maintenance employees of the Company who come within its terms and are not excluded from its operation. This Agreement shall constitute a complete accord and adjustment of all matters between the parties hereto and no complaint shall be filed or considered on account of anything which has occurred prior to the execution hereof.

Section 2. - Severability

     Any provision of this Agreement which may be in violation of State or Federal Acts, statutes, regulations or orders, or revision thereof, now effective or which become effective during the term of this Agreement, shall be considered void. In the event that any provision of this Agreement is thus void, the balance of the Agreement and its provisions shall remain in effect for the term of this Agreement.

Article XV.                  PENSION

     It is hereby agreed to provide pension and retirement benefits as follows:

A. The Company hereby agrees to be bound as a party by all the terms and provisions of the Agreement and Declaration of Trust dated September 11, 1955, as amended, established the Bakery and Tobacco Workers Unions and Industry International Pension Fund (hereby called the Fund) and said Agreement is made part hereof by reference.

B. Commencing with the last day of June 1977, the Company agrees to make payments to the Fund for each employee working in job classifications covered by the said Collective Bargaining Agreements.

     Effective October 24, 1997, for each hour or portion thereof, for which an employee subject to the Collective Bargaining Agreements, receives pay, the Company shall make a contribution of sixty (60) cents to the above named pension fund, up to a maximum of forty (40) hours in any week.

     For the purpose of this Article, it is understood that contributions shall be payable on behalf of employees from the first day of employment, whether said employees are permanent, temporary or seasonal, full-time or part-time employees, and regardless of whether or not they are members of the union.

C. The payment made in accordance with "B" above shall be allocated as follows: sixty (60) cents per hour to provide for a normal, reduced early retirement and disability pension (Plan A).

D. It is agreed that the pension plan adopted by the Trustees of the said pension fund shall be such as will qualify for approval by the Internal Revenue Service of the United States Treasury Department, so as to enable the Company to treat contributions to the pension fund as a deduction for income purposes.

E. It is hereby agreed to provide pension and retirement benefits as follows:

     1. The Company hereby agrees to be bound as a party by all the terms and provisions of the Agreement and Declaration of Trust dated September 11, 1995, as amended, establishing the Bakery and Confectionery Unions and Industry International Pension Fund (herein after called the Fund) and said Agreement is made part hereof by reference.

     2. Commencing with the 1st day of ____________________ 19___, the Company agrees to make payments to the Bakery and Confectionery Union and International Pension Fund for each employee working in job classifications covered by the said Collective Bargaining Agreement as follows:

     a. For each day or portion thereof, for which an employee subject to the Collective Bargaining Agreement, receives pay, the Company shall make a contribution of $ __________ to the above named Pension Fund, up to a maximum of forty (40) hours in any week. For the purpose of this Article, it is understood that contributions shall be payable on behalf of employees from the first day of employment, whether said employees are permanent, temporary, or seasonal, or full-time or part-time employees, and regardless of whether or not they are members of the Union. The term "Employee" does not include a self-employed person, corporate officer, owner or partner.

     3. The payment made in accordance with "2" above shall be allocated as follows:

     _______ per (day) (hour) to provide coverage for a Normal,  Reduced,  early
         Retirement and Disability Pension (Plan A)
     _______ per (day) (hour) to provide  coverage for Vested  Deferred  Pension
         (Plan B)
     _______ per (day) (hour) to provide coverage for an Age and Service Pension
         (Golden Ninety Plan C)
     _______   per (day) (hour) to provide coverage for an Age and Service
         Pension in the event of loss of covered employment due to a permanent reduction in force (Plan CC)
     _______ per (day) (hour) to provide coverage for an Age and Service Pension
         (Golden Plan G)
     _______   per (day) (hour) to provide coverage for Supplemental Pension
         (Plan D______)
     _______ per (day)  (hour) to provide  Health  Benefits  for  Pensioners  in accordance with Plan W ______ of said Fund
     _______   per (day) (hour) to provide Health Benefits for Pensioners in accordance with Plan P _______ of said Fund

     4. It is agreed that the Pension Plan adopted by the Trustees of said Pension Fund shall be such as will qualify for approval by the Internal Revenue Service of the United States Treasury Department, so as to enable the Company to treat contributions to the Pension Fund as a deduction for income tax purposes.

     5. Contributions provided for herein shall be paid monthly and shall be accompanied by a completed remittance report. Both payment and report are due on the tenth (10th) day of the month following the month covered by the report. In the event the Company fails promptly to pay the amounts owed, the Company shall pay such collection costs, including court costs, and reasonable attorneys fees, as the Pension Fund shall incur, and shall pay interest at such a rate as the Trustees shall fix from time to time.

     6. The payments so made to the Fund shall be used by it to provide retirement benefits for eligible employees in accordance with the Pension Plan for said Fund, as determined by the Trustees of said Fund, to be applied to the eligible employees based on the amount of employer contribution.

     7. This clause encompasses the sole and total agreement between the Company and the Union with respect to pensions or retirement.

     8. This clause is subject in all respects to the provisions of the Labor Management Relations Act of 1947, as amended and to any other applicable laws.

Company _______________________           Bakery, Confectionery and Tobacco
                                    Workers International Local Union
                         No. _____

By_____________________________           By________________________________

Date___________________________           Date______________________________

F. Notwithstanding any provisions, if any, to the contrary contained in the Collectible Bargaining Agreement between the Company and the Union, the Union shall have the right to strikes by giving the Company written notice of its intention to do so not less than forty-eight (48) hours in advance if the Company shall fail to make payment of the contribution due to the Fund for any month on or before the 10th day of the third calendar month following the month for which such be taken by the Union unless and until the Administrative Director of the Fund shall have certified in writing, to the Company and to the Union, that the Company has so failed to pay such contribution. Any strike pursuant to this provision shall be terminated as soon as the Company shall pay the delinquent contribution or shall make arrangements for the payment of it which meets with the approval of the Administrative Director of the Fund.

G. The payments so made the Fund shall be used by it to provide retirement benefits for eligible employees in accordance with the Pension Plan of said Fund, as determined by the Trustees of said Fund, applied to the eligible employees based on the amount of employer contribution. The Company hereby affirms that he/she has no arrangement for the compulsory retirement of his/her employees except set forth herein.

H. This clause encompasses the sole and total agreement between the Company and the Union with respect to pensions or retirement.

I. This clause is subject in all respects to the provisions of the Labor Management Relations Act of 1947, as amended and to any other applicable laws.

 Article XVI.                SUCCESSOR CLAUSE

     This Agreement shall be binding upon the parties hereto, their successors, administrators, executors and assigns.

Article XVII.                EFFECTIVE DATE & DURATION FOR AGREEMENT

     This Agreement shall become effective as of 12:01 a.m. on April 28, 1996, and shall continue to be in full force and effect until October 23, 1998 at midnight and thereafter from year to year, unless either party hereto shall notify the other by registered letter or certified letter, mailed not less than sixty (60) days prior to October 23, 1998, or any anniversary date thereof, of desire to modify or terminate same, provided, however, in the event and change is of pay or in the present requirement for pay at time and one half (1` 1/2) the regular hourly rate of pay for hours worked in excess of forty (40) hours in any work week, which change requires an adjustment of the wages and/or hours of an employee covered by this Agreement. Either party may elect to reopen this Agreement as of the effective date of any such law, governmental regulation or ruling, for the sole purpose of renegotiating the wage schedule or work week and overtime provision in the said contract or both, depending on which items are affected by such laws, rulings or regulations, by notifying the other party subsequent to the effective date of such law, governmental regulation or ruling.

     IN WITNESS WHEREOF, the parties have on this 11th day of October 1996 caused their names to be subscribed by their duly authorized officers and representatives.


Doughtie's Foods, Incorporated            Bakery, Confectionery and Tobacco
                                          Workers International Union, Local
                                          Union. 66

By:  Steven C. Houfek                     By:  Donnie L. Block
       (Signature)                               (Signature)
     President                                 Union President

Witness                                   Witness
By:  Sharon Stevens                       By:  Vivian Garris
       (Signature)                               (signature)
     Dir. of Human Resources

                             Appendix "A"

                      WAGES AND CLASSIFICATIONS
                            Rate Effective:

Classifications        Apr. 28, 1996        Oct. 24, 1996        Oct. 24, 1997
Packer                     8.25                 8.60                 8.90
Cook                       8.35                 8.70                 9.00
Grinder                    8.65                 9.00                 9.30
Tractor-Trailer Driver     8.80                 9.15                 9.45
Truck Driver               8.70                 9.05                 9.35
Shipping and Receiving     8.30                 8.65                 8.95
Prod./Whse. Worker         8.25                 8.60                 8.95
Cleaner                    8.25                 8.60                 8.95
Freezer Selector           8.35                 8.70                 9.00
Slicer/Operator            8.40                 8.75                 9.05
Checker                    8.30                 8.65                 8.95
Fork Lift Operator         8.65                 9.00                 9.30
Sauce Cooker               8.25                 8.60                 8.90
Patty Machine Operator     8.30                 8.65                 8.95
Band Saw Operator          8.40                 8.75                 9.05
Spice Room Operator        8.25                 8.60                 8.90
Meat Trimmer               8.40                 8.75                 9.05
Packaging Machine Opr.     8.25                 8.60                 8.90
Injection Machine Opr.     8.35                 8.70                 9.00
Truck Spotter              8.25                 8.60                 8.90
Fish Cutter                8.30                 8.65                 8.95
Loader                     8.30                 8.65                 8.95

B. The rate of pay for new employees will be less $1.00 per hour from scheduled classification pay. After 180 days the employee will be at the scheduled classification pay rate.

C. When an employee is transferred from a lower paid job to a higher paid job for less than three (3) hours, such employee shall continue to receive his/her regular rate of pay at the lower rate. However, if such transfer exceeds three
(3) hours in any work day, the employee shall receive the higher rate of pay for all hours worked on the higher paid job. Company shall not remove an employee who is so transferred to a higher paid job from a lower paid job after less than three (3) hours of work at the higher paid job solely in order to avoid paying such employee the higher rate of pay.

D. Night Shift Differential: All employees who work during the period of 6:00 p.m. to 6:00 a.m. shall receive a night shift differential in the amount of an additional hourly rate of twenty (20) cents over the rate listed in this Appendix for all hours worked during such period.

E. Group leaders will be given additional pay depending on the scope of the responsibility (determined exclusively by Management). The minimum amount would be .20/hr.

F. Wage classification adjustment of 25 cents per hour for all drivers effective upon ratification, in addition to the general increase. The employer may further increase the classification rate for drivers during the term of this agreement, so long as such increase applies equally to all drivers in the same classification. The Company agrees to notify the Union of any such increase, amounts and those individuals affected.

                             Exhibit "A"

                        Doughtie's Foods, Inc.

                     EMPLOYEES RULES AND POLICIES

Rules and regulations for the conduct of employees are necessary for the orderly operation of any business and for the benefit and safety of all employees. In order to clarify what is expected of its employees, Doughtie's has adopted the following regulations. They are to guide us in our conduct and responsibilities while at work. Changes and additions will be made as appropriate and employees will be advised. Supervisors will be responsible for implementing these rules and regulations.

     Employees who fail to follow established rules and regulations will be subject to corrective action or discharge. "Corrective Action" may range from a simple or timely warning for minor offenses, to layoff without pay, for the more serious or repeated failure to abide by the rules.

     Immediate discharge with previous warning may result in cases of major violations. Also, repeated or uncorrected conduct may result in discharge. Prior to final action, an employee may be suspended by his supervisor, while the proper action in his case is determined. Suspension in itself is not disciplinary action, it is the pause in active employment during which an investigation of an incident takes place.

     The following are representative causes which may justify disciplinary action including discharge:

               Rule                                Disciplinary Action

1.     Falsifying employment data............................................D
2.     Ringing another employee timecard or falsifying time
       records...............................................................D
3.     Taking company property, ingredients, on or off premises, whether damaged or undamaged..................................................D
4.     Theft.................................................................D
5.     Fighting, disorderly or immoral conduct...............................D
6.     Sleeping on the job...................................................D
7.     Disobeying orders.....................................................D
8.     Willful damage to company property....................................D
9.     Unauthorized strike action or slowdown-walking off the job............D
10.    Smoking in unauthorized areas, drinking or being under the influence of drugs and/or alcohol.....................................D
11.    Eating in unauthorized areas........................................W-D
12.    Loafing on the job..................................................W-D
13.    Unreported absence................................................W-S-D
14.    Violation of safety or sanitation  rules..........................W-S-D
15.    Carelessness......................................................W-S-D
16.    Horseplay-improper conduct on the job.............................W-S-D
17.    Chronic absence and/or tardiness..................................W-S-D
18.    Unsatisfactory job performance....................................W-W-D
19.    Improper dress or appearance......................................W-W-D
20.    Failure to report personal injury.................................W-W-D
21.    Carelessness which results in economic loss to the
       Company.............................................................S-D

22.    Crimes off the premises.........................S-Pending Investigation
       .....................................................D-After Conviction
23.    All employees are required to wear a hair net or washable
       hat...............................................................W-W-D
24.    Chewing tobacco is forbidden........................................W-D
25.    Bringing any particles of glass into plant such as
       drinking glasses, bottles, etc., is forbidden.....................W-S-D
26.    All employees must change clothes before punching in,
       also they must punch out then change clothes......................W-S-D

W - Warning.     Written reprimand to employee.
S - Suspension.  Release from work for not more than one (1) week.
D - Discharge.

Disciplinary warning letters shall have no force or effect after a period of 12 months from issuance with the exception of chargeable vehicular accidents, which remain in effect for a period of 36 months.

Weekly work schedule will be posted; kindly check this schedule daily. No unauthorized persons such as relatives or friends are allowed in shipping or production areas without permission first given by the foreman.

Disciplinary action shall be taken within five (5) days of infraction, unless more time is needed for investigation or unless management's awareness of incident occurs past this five (5) day limit.

                             Schedule "A"

                        DOUGHTIE'S FOODS, INC.

                MEDICAL AND DENTAL INSURANCE RATES - 1997


Your premium paid through weekly payroll deduction:


COVERAGE TYPE               MEDICAL               DENTAL               BOTH

EMPLOYEE                    $  8.25              $  3.65              $ 11.90
EMPLOYEE/SPOUSE             $ 16.00              $  5.60              $ 21.60
EMPLOYEE/CHILD              $ 16.00              $  6.50              $ 22.50
FAMILY                      $ 16.50              $ 10.15              $ 26.65